Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File No. 333-11492, File No. 333-36785, File No. 333-37420 and File No. 333-70951) and Forms S-8 (File No. 333-08249, File No.  333-08251, File No. 333-30854, File No.  333-30926, File No.  333-55316, File No. 333-66903 and File No. 333-70947) of Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.) of our report dated April 10, 2009, which appears on Exhibit 99.1, page 2 of this Annual Report on Form 10-K for the years ended December 31, 2008 and 2007.

/s/ Weiser LLP
New York, NY
April 10, 2009